Exhibit 10.4

EXECUTION COPY

AMENDED AND RESTATED

PHYSICIAN EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED PHYSICIAN EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of June 11, 2012 by and between 21ST CENTURY ONCOLOGY, LLC, a Florida limited liability company (“21st Century”) or its assignee and DANIEL E. DOSORETZ, M.D. (“Physician”).

WITNESSETH:

WHEREAS, 21st Century is a Florida limited liability company that operates as a multi-specialty physician group practice specializing in cancer care and treatment (“Group”);

WHEREAS, 21st Century is subsidiary of Radiation Therapy Services, Inc. (“RTSI”), a Florida corporation that has ownership interests in other corporations (the “Affiliates”) that operate physician practices and radiation therapy centers (“Centers”);

WHEREAS, Physician is a radiation oncologist who is licensed to practice medicine in Florida;

WHEREAS, Physician and the Company are currently parties to a Physician Employment Agreement dated as of February 21, 2008 (the “Prior Agreement”), which will be superseded by this Agreement;

WHEREAS, Physician is concurrently herewith entering into an Executive Employment Agreement (the “Executive Agreement”) with Holdings and RTSI; and

WHEREAS, 21st Century wishes to engage Physician to provide medical services as a radiation oncologist according to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the promises hereinafter contained, the parties agree as follows:

1.                                      TERM.  Subject to the conditions set forth below, Physician agrees to provide services as a radiation oncologist at locations specified pursuant to this Agreement to such persons as are accepted by 21st Century as patients of the Group.  Unless terminated earlier by either party as provided herein, this Agreement shall be for five (5) years (the “Initial Term”) beginning the date hereof (the “Effective Date”); provided, that, the Initial Term shall be extended from a five (5) year period (commencing on the Effective Date) to a seven (7) year period (commencing on the Effective Date) if the Executive notifies the Company in writing at any time prior to the second anniversary of the Effective Date of the Executive’s election to extend the Initial Term.  After the expiration of the Initial Term, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

2.                                      ACCEPTANCE BY PHYSICIAN.  Physician agrees to provide medical services for the Group on the terms and conditions herein set forth.  Physician shall practice at such locations as are mutually agreed and it is contemplated that Physician will work up to two (2) days per week under this Agreement while the Executive Agreement is in effect.  Throughout the term of this Agreement and any renewal period hereof, Physician will be licensed to practice medicine in the State of Florida and/or such other states as mutually agreed.  Physician agrees that in the rendition of such professional services for the Group, Physician will comply with the reasonable policies, standards and regulations of 21st Century established from time to time.  This Agreement is exclusive in favor of 21st Century and Physician may not perform services for other providers of radiation therapy or oncology services without the prior written approval of 21st Century.  Nothing in this Agreement shall be deemed to preclude Physician from (i) serving or continuing to serve as an officer or on the Board of Directors of entities that do not compete with 21st Century to the extent such service does not materially interfere with Physician’s performance under this Agreement or (ii) serving or continuing to serve on the board or advisory committees of medical, charitable or other similar organizations.

3.                                      COMPENSATION.  21st Century agrees to pay Physician for the services provided hereunder a base annual salary of Five Hundred Thousand Dollars ($500,000) (“Base Salary”).  21st Century shall pay all medical malpractice insurance premiums related to Physician’s employment including “tail” coverage after termination or expiration of this Agreement.

4.                                      TERMINATION.

(a)                                  The Physician may at any time voluntarily terminate this Agreement prior to the end of the term with or without giving notice.

(b)                                 21st Century may terminate this Agreement for “Cause” upon the occurrence of any of the following events:

(i)                                     A final and unappealable suspension, revocation, or cancellation of Physician’s license or right to perform medical services in the State of Florida, other than for any revocation or cancellation of Physician’s license as a result of failure to renew or other clerical error that is cured within 30 days following notice of cancellation or revocation to Physician;

(ii)                                  The final and unappealable placing or imposing of any restrictions or limitations, by any governmental authority having jurisdiction over Physician, upon Physician so that Physician cannot engage in the medical services contemplated hereunder, other than as a result of any clerical error that is cured within 30 days following notice of cancellation or revocation to Physician;

(iii)                               Physician shall willfully or with gross negligence fail or refuse to materially comply after reasonable notice with the reasonable policies, standards, and regulations of 21st Century from time to time established or engage in gross misconduct resulting in material economic harm to 21st Century;

(iv)                              Physician is convicted of a felony;

(v)                                 Physician is convicted of a crime or offense committed in connection with his duties hereunder; or

(vi)                              Physician is terminated or excluded from the Medicare or Medicaid program as a participating physician.

Notwithstanding the foregoing, no termination pursuant to subsection (iii) shall be treated as termination for Cause unless 21st Century has provided the Physician with written notice specifying in reasonable detail the alleged Cause for termination and the Cause is not cured within 30 days after the date of such notice.

(c)                                  21st Century may terminate this Agreement without Cause at any time.

(d)                                 21st Century may terminate this Agreement if Physician has been unable to attend to his duties for at least one hundred and twenty (120) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to 21st Century that such condition prevents Physician from resuming full performance of his duties at such time and during the succeeding 120 days or is likely to continue for an indefinite period.

(e)                                  This agreement will automatically terminate upon Physician’s death.

(f)                                    If the Executive Agreement is terminated for any reason, 21st Century shall have the right, but not the obligation to terminate this Agreement simultaneously with the termination of the Executive Agreement, without any liability or obligation to the Physician, other than any Accrued Compensation payable pursuant to Section 5.

(g)  If the Executive Agreement is terminated for any reason, but this Agreement is not terminated by 21st Century simultaneously with the termination of the Executive Agreement, this Agreement shall remain in full force and effect except that (i) the Physician’s Base Salary shall be increased to One Million Five Hundred Thousand Dollars ($1,500,000), (ii) Physician shall be required to work five (5) days per week rather than up to two (2) days per week, and (iii) Physician shall be eligible to participate in such other bonus and benefit plans afforded other senior physicians of the Company and receive comparable fringe benefits to such other senior physicians.

5.                                      TERMINATION PAYMENTS.  If this Agreement is terminated for any reason during the term of this Agreement, the Physician shall be entitled to receive his Base Salary accrued and unpaid through the date of termination ( the Physician’s “Accrued Compensation”).

6.                                      NON-COMPETITIVE AND RESTRICTIVE AGREEMENTS.

(a)                                  During the term of this Agreement and any renewal period, Physician shall not undertake any professional service except as directed and authorized by 21st Century and shall not engage in any profession other than the rendition of the professional services as directed by 21st Century, other than pursuant to the Executive Agreement.

(b)                                 In consideration of the transactions contemplated hereby, in the event of the termination of this Agreement for any reason, Physician agrees not to directly or indirectly engage in the practice of radiation therapy or oncology, or otherwise compete with 21st Century, or any of its physician providers, by practicing as a radiation therapist or oncologist (i) at any hospital in which physician providers of 21st Century regularly admit or treat patients, (ii) within any county in which 21st Century, RTSI or any of their Affiliates operate a Center, or (iii) or within a radius of twenty-five (25) miles of any location where 21st Century provides physician or radiation therapy services, or 21st Century, RTSI or any of their Affiliates operate a Center, for a period beginning on the date of this Agreement and ending three (3) years after the date of such actual termination of this Agreement.  Notwithstanding the foregoing, this Section 6 will be of no force and effect for the period (the “Toll Period”) during which the RTSI fails to make the payments, if any, required under the Executive Agreement or Section 4(g) of this Agreement and such payments are in fact due and payable pursuant to the Executive Agreement or this Agreement, provided that the Toll Period shall not take effect unless the Physician provides the Board of RTSI with written notice that such payments are due and payable and RTSI does not make such payments within 30 days after the date of such notice. Notwithstanding anything to the contrary, the Physician may practice medicine, individually or as part of a group practice of five (5) or less radiation oncologists following the termination or expiration of this Agreement; provided, that neither the Physician’s individual nor group practice (i) has affiliated relationships with any other physician practices or (ii) has more than one geographic location.  The purpose of this covenant is to protect 21st Century from the irreparable harm it will suffer if Physician competes with 21st Century, and having been introduced to 21st Century’s personnel and patients and after learning special medical procedures used by 21st Century’s physician providers, 21st Century’s business procedures, office and practice policies, and the special and confidential professional procedures developed by 21st Century.

(c)                                  The parties agree that in the event of any breach or attempted breach of any of the covenants set out in section 6(b) (the “Covenant Not to Compete”), 21st Century will be entitled to equitable relief by way of injunction or otherwise, in addition to any remedy at law which may be available.  The parties agree that any violation or threatened violation by Physician of the Covenant Not to Compete will cause 21st Century to suffer irreparable harm.  The parties agree that 21st Century’s remedy of an injunction is not the exclusive remedy for breach of the Covenant Not to Compete and that a court may grant such additional relief as is reasonable.

(d)                                 In the event the Covenant Not to Compete shall be determined by a court of competent jurisdiction to be unenforceable by reason of its geographic or temporal restrictions being too great, or by reason that the range of activities covered is too great, or for any other reason, this Section 6 shall be interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions as to which it may be enforceable.

(e)                                  RTSI shall be a third party beneficiary of this Section 6 to the extent permitted by law.

7.                                      21ST CENTURY’S RIGHT TO INCOME.  All fees, compensation, monies, and other things of value charged by 21st Century and received or realized as a result of the rendition of medical services by Physician pursuant to this Agreement shall belong to and be paid and delivered to 21st Century.

8.                                      PHYSICIAN EXPENSES.  21st Century shall pay the reasonable business expenses as are incurred by Physician upon presentation by Physician of an itemized account of such expenditures.

9.                                      VACATION AND TIME AWAY.  Physician shall be entitled to no less than six (6) weeks (in the aggregate under this Agreement and the Executive Agreement) vacation with pay during each year of this Agreement.  Physician may take additional time away from the practice to attend professional meetings and seminars with the reasonable expenses paid for by 21st Century with the prior approval of 21st Century.  All time away from practice, including time for vacation and continuing medical education, shall be scheduled with 21st Century.  Physician shall be responsible for arranging coverage during Physician’s absences for vacation and continuing medical education and shall inform 21st Century of such coverage arrangements.

10.                               NOTICES.  Any notice required or permitted to be given pursuant to this Agreement shall be sufficient if in writing and if sent by registered mail to either party at its last known residence.

11.                               GOVERNING LAW.  This Agreement shall be governed by the laws of the State of Florida.

12.                               ENTIRE AGREEMENT.  This instrument contains the entire agreement of the parties regarding Physician’s provision of medical services at the Centers and supersedes all previous negotiations, discussions, and agreements between the parties, including the Prior Agreement.  Any amendments or modifications to this Agreement shall be made in writing only and shall be by agreement of 21st Century and Physician.

13.                               ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the parties.  This Agreement may not be assigned by Physician without the prior written consent 21st Century.

14.                               SEVERABILITY.  In the event that any paragraph or clause of this Agreement is held or declared by a final and unappealable decision to be void, illegal, or unenforceable for any reason, the offending paragraph or clause shall, if possible, be reformed by the authority making such decision in such manner as will implement, to the fullest extent legally permissible, the expressed intentions of the parties hereto without illegality or unenforceability.  If such reformation is not possible, the offending paragraph or clause shall be stricken and all other paragraphs and clauses of this Agreement shall nevertheless remain in full force and effect; provided, however, that if striking such offending clause or paragraph would result in a substantial change in the contractual relationship between the parties, thereby depriving either or both of the parties of the benefit of the fundamental economic bargain herein set forth, this Agreement shall become voidable upon demand of the party whose interests are thus impaired.

15.                               HEADINGS.  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

16.                               WAIVER.  The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

17.                               COUNTERPARTS.  This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.

18.                               SUBMISSION TO JURISDICTION.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Company and Physician hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Physician and the Company hereby irrevocably each waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

19.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

20.                               SECTION 409A COMPLIANCE.

(a)                                  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Physician by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Physician is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Physician, and (ii) the date of the Physician’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Physician in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Physician (provided that if any such reimbursements constitute taxable income to the Physician, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d)                                 For purposes of Code Section 409A, the Physician’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                                  In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.

21ST CENTURY ONCOLOGY, LLC

By:	/s/ Bryan J. Carey

Title:	Vice President

“PHYSICIAN”

/s/ Daniel E. Dosoretz, M.D.
Daniel E. Dosoretz, M.D.